EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CT Communications, Inc.:

      We consent to the incorporation by reference in the registration statements (Nos. 33-59641, 33-59643, 33-59645, 333-15537, 333-30125, 333-38895, 333-77323, 333-65818, and 333-65846) of CT Communications, Inc. of our report dated February 13, 2004, relating to the consolidated balance sheets of CT Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and related schedule, which report is included in the December 31, 2003 Annual Report on Form 10-K of CT Communications, Inc.

      As discussed in Note 1(i) to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Charlotte, North Carolina

March 10, 2004